Exhibit 99.1

AGS REPORTS THIRD QUARTER 2020 RESULTS

Third Quarter 2020 Highlights:

•	Nearly All of our Customers' Casinos Have Reopened as of September 30, 2020
•	Net Loss of $11.1 Million Improved from the $42.6 Million Net Loss in the 2020 Second Quarter
•	Adjusted EBITDA Increased to $27.0 Million Compared to a Loss of $1.2 Million in the 2020 Second Quarter
•	Generated Positive Cash from Operations and FCF in the Quarter, Ahead of Internal Expectations
•	Recurring Revenue Base Produced Resilient Results, with over 14,500 Domestic EGMs Active at Quarter End
•	New Hardware Gaining Traction with over 150 Orion Curve Cabinets and More Than 50 Orion Starwall Seats Installed as of September 30, 2020
•	$113.2 Million of Available Liquidity as of September 30, 2020; Fully Repaid $30.0 Million Revolver in October 2020

LAS VEGAS, November 5, 2020 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") a designer and developer of equipment and services solutions for the global gaming industry, today reported financial results for the third quarter ended September 30, 2020.

AGS President and Chief Executive Officer David Lopez said, “I am extremely proud of how our team came together to offset the challenges brought upon by the COVID-19 pandemic to deliver better than expected third quarter 2020 financial results. Our employees’ experiences throughout the pandemic will only help to strengthen their collective resolve, in turn propelling AGS to emerge a stronger and more nimble company as the world gradually returns to normal.”

Lopez added, “I continue to believe AGS has its strongest pipeline of new product and game themes in the Company’s history, positioning our EGM segment for greater success in the quarters ahead. I am particularly enthused about the prospects for our domestic EGM recurring revenue business, supported by the continued outperformance of our initial Starwall installs, and believe improved hardware and game content position us to command our fair share of future unit placements. Additionally, I remain encouraged by the strategic growth opportunities emerging within our table games segment and look for our interactive performance to continue to improve as additional states contemplate the introduction of real money online gaming legislation.”

AGS Chief Financial Officer Kimo Akiona added, “Our third quarter financial performance improved dramatically compared to the 2020 second quarter, with revenues, net loss, and adjusted EBITDA improving sharply on a sequential basis. Importantly, we were free cash flow positive in the quarter, allowing us to report a strong liquidity position of $113.2 million at quarter end. Given our better than expected third quarter financial performance and growing comfort with our resulting liquidity position, we elected to fully repay the $30 million outstanding on our revolving credit facility, subsequent to quarter end.”

Summary of the Three Months Ended September 30, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended September 30,
	2020	2019	$ Change	% Change
Revenues:
EGM	$45,081	$75,299	$(30,218)	(40.1)%
Table Products	2,262	2,861	(599)	(20.9)%
Interactive	1,941	1,217	724	59.5%
Total revenues	$49,284	$79,377	$(30,093)	(37.9)%
(Loss) income from operations	$(12,750)	$(3,593)	$(9,157)	254.9%
Net loss attributable to PlayAGS, Inc.	$(11,078)	$(5,536)	$(5,542)	100.1%
Loss per share	$(0.31)	$(0.16)	$(0.15)	99.0%

Adjusted EBITDA:
EGM	$25,000	$35,825	$(10,825)	(30.2)%
Table Products	1,272	1,409	(137)	(9.7)%
Interactive	750	(447)	1,197	(267.8)%
Total Adjusted EBITDA(1)	$27,022	$36,787	$(9,765)	(26.5)%
Total Adjusted EBITDA margin(2)	54.8%	46.3%	N/A	848 bps

Third Quarter 2020 Financial Results

•	During March and April and continuing through mid- to late-May, nearly all of our customers closed their operations due to business disruption caused by the global spread of COVID-19 and the actions taken by governments and businesses to contain the virus. Though less impactful than in the second quarter of 2020, COVID-19 related measures continued to impact our customers’ businesses throughout the third quarter, pacing the majority of the year-over-year declines in the metrics presented above, including revenues, (loss) income from operations, net loss, and Adjusted EBITDA.
•	By September 30, nearly all of our customers' casinos in the United States and Canada resumed limited operations. In Mexico, approximately 50% of our customers' properties were reopened with capacity restrictions as of September 30, 2020.
•

Total revenue reached $49.3 million compared to $16.8 million in the 2020 second quarter. Revenue decreased 37.9% year-over-year, with the decline predominantly attributable to the pandemic’s negative impact on our customer’s operations and, subsequently, our gaming operations revenue and EGM unit sales.

•

Gaming operations revenue, or recurring revenue, totaled $36.3 million compared to $10.2 million in the 2020 second quarter. Recurring revenue decreased 30.9% year-over-year as a portion of our leased EGMs and Table Products were out of service as a result of COVID-related casino closures and capacity limitations. A year-over-year increase in our Interactive segment revenue helped to partially offset the declines in our other reporting segments.

•

Our 2020 third quarter net loss of $11.1 million improved dramatically from the $42.6 million net loss reported in the 2020 second quarter. As a result of management's actions taken to reduce spending amid COVID-19, including employee furloughs, workforce reductions, and salary decreases, coupled with a strategic focus to streamline expenses, primarily in professional fees, sales and marketing activities, and, to a lesser extent, modest delays in development expenses, we were able to partially offset the flow through of our year-over-year revenue decline to minimize our reported net loss.

•

Total Adjusted EBITDA (non-GAAP)(1) increased to $27.0 million from a $1.2 million loss in the 2020 second quarter. Adjusted EBITDA declined as compared to the $36.8 million delivered in the prior year period, as year-over-year decreases in our EGM and Table Products segments were partially offset by growth in our Interactive segment.

•	Total Adjusted EBITDA margin (non-GAAP)(1) increased to 54.8% in the third quarter of 2020 compared to 46.3% in the prior year, reflecting a greater mix of higher-margin lease revenues, the sale of previously leased, lower-yielding Oklahoma units to distributors with modest offsetting costs, and management's actions to reduce operating expenses and other costs in response to the COVID-19 crisis.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps")

EGM

Three Months Ended September 30, 2020 compared to Three Months Ended September 30, 2019

(Amounts in thousands, except unit data)	Three Months Ended September 30,
	2020	2019	$ Change	% Change
EGM segment revenues:
Gaming operations	$32,188	$48,854	$(16,666)	(34.1)%
Equipment sales	12,893	26,445	(13,552)	(51.2)%
Total EGM revenues	$45,081	$75,299	$(30,218)	(40.1)%

EGM Adjusted EBITDA	$25,000	$35,825	$(10,825)	(30.2)%

EGM unit information:
VLT	512	517	(5)	(1.0)%
Class II	11,887	12,355	(468)	(3.8)%
Class III	4,426	5,852	(1,426)	(24.4)%
Domestic installed base, end of period	16,825	18,724	(1,899)	(10.1)%
International installed base, end of period	8,030	8,668	(638)	(7.4)%
Total installed base, end of period	24,855	27,392	(2,537)	(9.3)%

Installed base - Oklahoma	9,063	10,503	(1,440)	(13.7)%
Installed base - non-Oklahoma	7,762	8,221	(459)	(5.6)%
Domestic installed base, end of period	16,825	18,724	(1,899)	(10.1)%

Domestic revenue per day	$20.81	$25.08	$(4.27)	(17.0)%
International revenue per day	$0.78	$7.99	$(7.21)	(90.2)%
Total revenue per day	$14.50	$19.68	$(5.18)	(26.3)%

Domestic EGM unit sales components:
Casino opening and expansion units	117	348	(231)	(66.4)%
Other	270	1,002	(732)	(73.1)%
Total Domestic EGM units sold	387	1,350	(963)	(71.3)%
International EGM units sold	-	41	(41)	(100.0)%
Total EGM units sold	387	1,391	(1,004)	(72.2)%

Domestic average sales price	$18,190	$18,476	$(286)	(1.5)%

EGM Quarterly Results

Domestic Gaming Operations(3)
•	Domestic gaming operations revenue decreased $10.9 million year-over-year to $31.6 million, driven by disruptions in lease revenue from EGMs that were not active during the period and, to a lesser extent, a decline in our installed base compared to the prior year period.
•	As of September 30, 2020, nearly all of our customers' properties in the United States and Canada were reopened, with most operating under some type of capacity limitation. We estimate that more than 14,500, or approximately 87%, of our domestic EGMs were active at the end of the 2020 third quarter.
•	Domestic EGM installed base decreased by approximately 1,900 units year-over-year, primarily due to the sale of 476 previously leased, lower-yielding Oklahoma units to distributors in the current period and 891 in previous periods(4). Additionally, several of our customers reconfigured their slot floors in response to COVID-19 and, as a result, removed nearly 350 EGMs from our domestic installed base in the 2020 third quarter.
•

Domestic EGM revenue per day ("RPD") decreased to $20.81 compared to $25.08 in the prior year period, reflecting the impact of EGMs that were not active in the quarter and thus did not contribute to EGM revenue.

•

Excluding EGMs that were not active during the period, Domestic EGM RPD increased to approximately $29, supported by strong play levels, which we believe were bolstered by pent-up demand, a resilient core gambling customer, and limited supply of active EGMs.

International Gaming Operations
•	International gaming operations revenue decreased to $0.6 million in the current year period compared to $6.4 million in the prior year period as most of our customers' casinos in Mexico and the Philippines were closed at the commencement of the quarter.
•	Several casinos reopened throughout the quarter and as of September 30, 2020, nearly half of our customers' properties were open in Mexico, which accounts for approximately 4,800 EGMs in our international installed base. We estimate that approximately 2,500 of these EGMs were active at the end of the quarter as the casinos in Mexico are required to follow strict protocols that include deactivating adjacent machines and cleaning machines after each is played.
•	International installed base decreased 638 units year-over-year as a result of permanent casino closures in Mexico and the sale of previously leased machines in the last 12 months.
Equipment Sales
•	EGM units sold decreased to 387 units in the third quarter, primarily attributable to business disruptions related to COVID-19 as noted above and reduced customer budgets for EGM purchases.
•	Domestic ASP for EGMs remained stable at $18,190 compared to $18,476 in the prior year period.
•	We sold units into 11 U.S. states and two Canadian provinces, with Pennsylvania, British Columbia and California emerging as our top three sales markets.
•	The Orion family of cabinets accounted for 95% of units shipped in the quarter.
•	EGM equipment sales revenue benefited from the sale of 476 previously leased, lower-yielding Oklahoma units to distributors(4).
Product Highlights
•	Installed an additional 45 seats of our new premium, lease-only Orion Starwall immersive video cabinet, increasing our installed base to over 50 seats at quarter end. Starwall games are performing well above house average, further stimulating operators’ interest in the product.
•	Installed over 85 Orion Curve cabinets in the quarter, increasing our total footprint to over 150 units as of September 30, 2020.
•	Ultimate Choice Jackpot and Imperial 88 families of games are performing well above house average, reflecting encouraging initial returns on our unwavering commitment to consistently invest in R&D.

(3) "Domestic" includes both the United States and Canada.

(4) The 476 previously leased units sold to distributors were not included in our sold unit count or ASP for the current period.

Table Products

Three Months Ended September 30, 2020 compared to Three Months Ended September 30, 2019

(Amounts in thousands, except unit data)	Three Months Ended September 30,
	2020	2019	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,170	$2,451	$(281)	(11.5)%
Equipment sales	92	410	$(318)	(77.6)%
Total Table Products revenues	$2,262	$2,861	$(599)	(20.9)%

Table Products Adjusted EBITDA	$1,272	$1,409	$(137)	(9.7)%

Table Products unit information:
Table Products installed base, end of period	4,012	3,601	411	11.4%
Average monthly lease price	$169	$232	$(63)	(27.2)%

Table Products Quarterly Results

•	Table Products gaming operations revenue totaled $2.2 million compared to $2.5 million in the prior year’s quarter. Capacity limitations and other restrictions at casinos to help combat the spread of COVID negatively impacted the year-over-year comparison.
•

Continued growth across all product categories, including side bets, premium table games, table equipment and, most notably, progressives, drove an 11.4% increase in our installed base versus the prior year. We estimate approximately 80% of our installed base was active at quarter end.

•	Equipment sales revenue decreased $0.3 million compared to the prior year period that included sales of our new Dex S card shuffler and table signage. The 2020 third quarter primarily included sales of protective VisiDeal Shield plexiglass player dividers and other parts to help our casino customers operate safely in the current environment.
•	Installed base of table game progressives increased to over 1,400 units, up 17.7% year-over-year.
•	Site license agreements went live with three operators in the quarter. Site license interest continues to build as our customers look for additional ways to improve operating efficiency.

Interactive

Three Months Ended September 30, 2020 compared to Three Months Ended September 30, 2019

(Amounts in thousands)	Three Months Ended September 30,
	2020	2019	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$829	$712	$117	16.4%
Real-money gaming revenue	1,112	505	607	120.2%
Total Interactive revenue	$1,941	$1,217	$724	59.5%

Interactive Adjusted EBITDA	$750	$(447)	$1,197	(267.8)%

Interactive Quarterly Results

•	Total revenue increased 59.5% year-over-year to $1.9 million, while Adjusted EBITDA totaled $0.8 million, marking a $1.2 million improvement versus the prior year.
•	Interactive achieved positive Adjusted EBITDA for the third consecutive quarter. Increases in both real-money gaming ("RMG") and Social gaming revenue, coupled with cost savings from the restructuring of our social business in prior periods and company-wide cost savings measures implemented in the current period, helped to drive improved profitability within the segment.
•

RMG revenue more than doubled year-over-year and established a new quarterly record, supported by the continued introduction of our EGM content into the European RMG market, our fourth quarter 2019 launch into the New Jersey market, and our second quarter 2020 launch into Pennsylvania. We also believe COVID-initiated stay-at-home measures supported our quarterly performance.

•	Our RMG platform in Pennsylvania and New Jersey currently provides our proven land-based game content to 11 operators.

Liquidity and Capital Expenditures

As of September 30, 2020, we had $113.2 million in total liquidity compared to $43.2 million at December 31, 2019. The total principal amount of debt outstanding, as of September 30, 2020, was $654.3 million, predominantly comprised of $622.7 million in first lien term loans, which mature in 2024, and a revolving credit facility of $30.0 million, which matures in 2022.

As a precautionary measure to increase the Company’s cash position and facilitate financial flexibility in light of current uncertainty in the gaming industry resulting from the COVID-19 pandemic, in March the Company borrowed $30.0 million under the revolving credit facility and in May issued an additional $95.0 million in term loans. In connection with the new term loans, the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant and implemented a revised calculation of EBITDA to be used in the net first lien leverage ratio for the first three quarters of 2021. In October, as a result of our better-than-anticipated third quarter free cash flow performance and improved comfort level with our resulting liquidity position, we elected to fully repay the $30.0 million previously drawn down on our revolving credit facility.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of September 30, 2020 was $541.1 million compared to $520.6 million at December 31, 2019. Our Total Net Debt Leverage Ratio increased from 3.6 times at December 31, 2019, to 6.2 times at September 30, 2020, see Total Net Debt Leverage Ratio Reconciliation below(6).

Capital expenditures decreased by 63.7% year-over-year to $7.1 million in the current period, in line with our plans to conservatively manage the use of our cash and only invest in those projects that will provide the highest return on our investment. The current quarter capital expenditures were primarily comprised of $3.0 million in intangible capital expenditures, including capitalized internal software development costs, and $3.6 million in growth capital expenditures, which reflects costs associated with the placement of additional units into our leased installed base.

(6) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On November 5, 2020, at 5 p.m. EST, AGS leadership will host a conference call to present the third quarter 2020 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q3 2020 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Vice President of Investor Relations, Corporate Development and Strategy

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2020 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$113,200	$13,162
Restricted cash	20	20
Accounts receivable, net of allowance of $1,961 and $723, respectively	39,673	61,224
Inventories	30,435	32,875
Prepaid expenses	4,401	2,983
Deposits and other	4,371	5,332
Total current assets	192,100	115,596
Property and equipment, net	79,234	103,598
Goodwill	284,206	287,049
Intangible assets	196,126	230,451
Deferred tax asset	4,048	4,965
Operating lease assets	10,143	11,543
Other assets	12,101	9,176
Total assets	$777,958	$762,378

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,682	$15,598
Accrued liabilities	28,055	34,840
Current maturities of long-term debt	7,061	6,038
Total current liabilities	39,798	56,476
Long-term debt	632,232	518,689
Deferred tax liability, non-current	1,139	1,836
Operating lease liabilities, long-term	9,926	11,284
Other long-term liabilities	31,048	40,309
Total liabilities	714,143	628,594
Commitments and contingencies	-	-
Stockholders’ equity	-	-
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at September 30, 2020 and at December 31, 2019; and 35,697,583 and 35,534,558 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively.	357	355
Additional paid-in capital	376,193	371,311
Accumulated deficit	(304,093)	(235,474)
Accumulated other comprehensive loss	(8,642)	(2,408)
Total stockholders’ equity	63,815	133,784
Total liabilities and stockholders’ equity	$777,958	$762,378

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended September 30,
	2020	2019
Revenues
Gaming operations	$36,299	$52,522
Equipment sales	12,985	26,855
Total revenues	49,284	79,377
Operating expenses
Cost of gaming operations(7)	8,268	10,170
Cost of equipment sales(7)	3,981	13,479
Selling, general and administrative	10,862	16,861
Research and development	6,180	8,671
Write-downs and other charges	1,932	807
Depreciation and amortization	20,463	23,810
Total operating expenses	51,686	73,798
(Loss) income from operations	(2,402)	5,579
Other expense
Interest expense	11,330	9,320
Interest income	(671)	(42)
Loss on extinguishment and modification of debt	-	-
Other expense	(311)	(106)
(Loss) income before income taxes	(12,750)	(3,593)
Income tax (expense) benefit	1,672	(1,926)
Net (loss) income	(11,078)	(5,519)
Less: Net income attributable to non-controlling interests	-	(17)
Net (loss) income attributable to PlayAGS, Inc.	(11,078)	(5,536)
Foreign currency translation adjustment	1,375	(1,273)
Total comprehensive (loss) income	$(9,703)	$(6,809)

Basic and diluted loss per common share:
Basic	$(0.31)	$(0.16)
Diluted	$(0.31)	$(0.16)
Weighted average common shares outstanding:
Basic	35,647	35,447
Diluted	35,647	35,447

(7) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(68,136)	$(12,944)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	66,353	69,002
Accretion of contract rights under development agreements and placement fees	5,643	4,550
Amortization of deferred loan costs and discount	2,538	1,426
Stock-based compensation expense	4,726	5,309
Provision (benefit) for bad debts	1,133	183
Loss on disposition of long-lived assets	2,004	1,015
Impairment of assets	6	5,343
Fair value adjustment of contingent consideration	796	501
Benefit for deferred income tax	(518)	873
Changes in assets and liabilities that relate to operations:
Accounts receivable	19,391	(12,136)
Inventories	5,840	961
Prepaid expenses	(1,463)	(1,098)
Deposits and other	667	(3,081)
Other assets, non-current	1,955	9,024
Accounts payable and accrued liabilities	(21,216)	(6,447)
Net cash provided by operating activities	19,719	62,481
Cash flows from investing activities
Customer notes receivable	(4,690)	-
Proceeds from payments on customer notes receivable	279	-
Business acquisitions, net of cash acquired	-	(54,935)
Purchase of intangible assets	(1,414)	(4,926)
Software development and other expenditures	(8,004)	(9,957)
Proceeds from disposition of assets	32	161
Purchases of property and equipment	(12,196)	(38,760)
Net cash used in investing activities	(25,993)	(108,417)
Cash flows from financing activities
Repayment of first lien credit facilities	(4,040)	(4,040)
Repayment of incremental term loans	(238)	-
Payment of financed placement fee obligations	(4,179)	(6,058)
Proceeds from incremental term loans	92,150	-
Borrowing on revolver	30,000	-
Payment of deferred loan costs	(5,744)	-
Payments of previous acquisition obligation	(292)	(1,227)
Payments on finance leases and other obligations	(1,012)	(1,043)
Repurchase of stock	(483)	(1,133)
Proceeds from stock option exercise	158	685
Distributions to non-controlling interest owners	-	(302)
Net cash provided by (used in) financing activities	106,320	(13,118)
Effect of exchange rates on cash and cash equivalents	(8)	3
Net increase (decrease) in cash and cash equivalents	100,038	(59,051)
Cash, cash equivalents and restricted cash, beginning of period	13,182	70,804
Cash, cash equivalents and restricted cash, end of period	$113,220	$11,753

Supplemental cash flow information:
Non-cash investing and financing activities:
Intangible assets obtained under financed placement fee arrangements	$-	$39,198
Leased assets obtained in exchange for new finance lease liabilities	$426	$882
Leased assets obtained in exchange for new operating lease liabilities	$-	$13,048

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three Months Ended September 30,
	2020	2019
Net (loss) income attributable to PlayAGS, Inc.	$(11,078)	$(5,536)
Income tax (benefit) expense	(1,672)	1,926
Depreciation and amortization	20,463	23,810
Other expense	(311)	(106)
Interest income	(671)	(42)
Interest expense	11,330	9,320
Write-downs and other(8)	1,932	807
Other adjustments(9)	2,413	(3)
Other non-cash charges(10)	2,415	2,426
Legal and litigation expenses including settlement payments(11)	389	1,745
Acquisitions and integration related costs including restructuring and severance(12)	79	481
Non-cash stock-based compensation	1,733	1,959
Total Adjusted EBITDA	$27,022	$36,787

(Amounts in thousands, except Adjusted EBITDA margin)	Three Months Ended September 30,
	2020	2019
Total revenues	$49,284	$79,377
Adjusted EBITDA	$27,022	$36,787
Adjusted EBITDA margin	54.8%	46.3%

(8) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(9) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees, and other transaction costs deemed to be non-operating in nature, as well as costs incurred related to initial public offering, net of costs capitalized to equity and the cost of related secondary offerings.

(10) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(11)  Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business. These costs related to litigation and matters that were not significant individually.

(12) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	September 30,	December 31,
	2020	2019
Total principal amount of debt	$654,267	$533,727
Less: Cash and cash equivalents	113,200	13,162
Total net debt	$541,067	$520,565
LTM Adjusted EBITDA	$87,635	$146,062
Total net debt leverage ratio	6.2	3.6

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Nine Months Ended September 30, 2020	Six Months Ended June 30, 2020	Three Months Ended September 30, 2020
Net cash provided by operating activities	$19,719	$7,867	$11,852
Purchase of intangible assets	(1,414)	(925)	(489)
Software development and other expenditures	(8,004)	(5,530)	(2,474)
Purchases of property and equipment	(12,196)	(8,057)	(4,139)
Free Cash Flow	$(1,895)	$(6,645)	$4,750

(Amounts in thousands)	Nine Months Ended September 30, 2019	Six Months Ended June 30, 2019	Three Months Ended September 30, 2019
Net cash provided by operating activities	$62,481	$37,675	$24,806
Purchase of intangible assets	(4,926)	(3,950)	(976)
Software development and other expenditures	(9,957)	(6,299)	(3,658)
Purchases of property and equipment	(38,760)	(23,819)	(14,941)
Free Cash Flow	$8,838	$3,607	$5,231